Exhibit 8





                                                   May 3, 2004



Public Service Electric and Gas Company
80 Park Plaza
P.O. Box 570 Newark, NJ 07101

Ladies and Gentlemen:


      We have acted as tax counsel to you (the "Company") in connection with the preparation of a Registration Statement on Form S-3 relating to the registration of Cumulative Preferred Stock, First and Refunding Mortgage Bonds, Secured Medium-Term Notes and Senior Debt Securities of the Company and Preferred Securities to be issued by PSE&G Capital Trust III, PSE&G Capital Trust IV, PSE&G Capital Trust V, PSE&G Capital Trust VI and PSE&G Capital Trust VII (collectively, the "Trusts") and the related Guarantees and Deferrable Interest Subordinated Debentures of the Company.

      We are familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In addition, we have assumed that there will be no change in the laws currently applicable to the Company and the Trusts and that such laws will be the only laws applicable to the Company and the Trusts. We have also assumed that there will be no change in the facts. Any such changes in the laws or the facts could alter our opinion.

      Based upon and subject to the foregoing, the statements set forth in the Prospectus included in the Registration Statement under the headings "Description of the Preferred Securities - Certain United States Federal Income Tax Consequences," to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, represent our opinion.

      In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America.

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Public Service Electric and Gas Company
May 3, 2004
Page 2


      This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8 to the Registration Statement. We also consent to the use of our name under the heading "Legal Opinions" in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.


                                    Very truly yours,

                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP